Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Williams Controls, Inc.:

     We consent to the incorporation by reference in the registration statements (Nos. 333-43006, 333-59397, and 333-90565, on Form S-3 and No. 333-56591 on Form S-8) of Williams Controls, Inc. of our report dated December 14, 2007, with respect to the consolidated balance sheet of Williams Controls, Inc. as of September 30, 2007, and the related consolidated statements of operations, stockholders’ equity, cash flows, and comprehensive income (loss) for the year then ended, which report appears in the September 30, 2007 annual report on Form 10-K of Williams Controls, Inc.

/s/ Moss Adams LLP
Portland, Oregon
December 14, 2007

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